                                                             EXHIBIT (h)(2)(iii)

                                                                 EXHIBIT B, p. 1

                                DST SYSTEMS, INC.
                      PILGRIM TRANSFER AGENCY FEE SCHEDULE
                    EFFECTIVE AUGUST 1, 2000 - MAY 31, 2002

ASSET BASED FEES:

         NET ASSETS PER PORTFOLIO:

$0 - $100,000,000                                        9.0 basis pts per year
$100,000,001 - $300,000,000                              8.5 basis pts per year
$300,000,001 - $500,000,000                              7.5 basis pts per year
Greater than $500,000,000                                7.25 basis pts per year

(Applies to all Lexington and Pilgrim Cusips, including new Q share portfolio classes established as a result of the Northstar conversion)

         EXCEPTIONS:

Prime Rate Trust                                         2.4 basis pts per year
Bank & Thrift                                            24.2 basis pts per year
Pilgrim Investment Plan                                  $7,200 per year
Northstar Funds                                          Covered under separate
                                                         agreement
ING Money Market Portfolio                               6.0 basis pts per year
                                                         (effective 12/1/01)

BUNDLED PRODUCTS AND SERVICES:

         The above asset fees cover a comprehensive bundle of products and services. The following products and services are not covered by the asset fees and will continue to be billed separately using the current rates, subject to current allowable periodic increases:

                  * AWD License Fees

                  * Escheatment

                  * Programming

                  * FANMail

                  * Vision

                                                                 EXHIBIT B, p. 2

         Additional products and services not currently utilized would be priced separately and would be billed in addition to the asset fees.

         *Computer/Technical Personnel (2000 Rates):
              Business Analyst/Tester:
                    Dedicated - $79,040 per year
                    On Request - $72.80 per hour
              COBOL Programmer:
                    Dedicated - $129,480 per year
                    On Request - $100.88 per hour
              Workstation Programmer:
                    Dedicated - $157,040 per year
                    On Request - $128.96 per hour
         *Full Service Support (2000 Rates):
              Senior Staff Support - $70.00 per hour
              Staff Support - $50.00 per hour
              Clerical Support - $40.00 per hour

RATE ADJUSTMENT TRIGGERS:

         The above asset fees would be adjusted monthly based on the following triggers:

         Should either "Average Assets per Account" or "Average Assets per CUSIP" decrease 10% in a given month from their baseline March through May 2000 averages, the basis point fee rates would be adjusted up using the formula: Previous Rate divided by .9. When/if a rate adjustment is made, both trigger ratios would be reset at new levels equal to 10% below their previous level. Subsequent adjustments to the rates would be triggered should these ratios decrease in additional 10% increments. Downward adjustments would be made to the rates using the same formula should the trigger ratios increase in 10% increments, but only to the extent that previous upward rate adjustments have been made. The basis point fee rates could not be adjusted below the original rates listed above.

         TRIGGERS:

                  Average Assets per Account      Average Assets per Cusip
                  --------------------------      ------------------------
Bank & Thrift              $  9,733                    $  184,696,341
Prime Rate                 $113,660                    $1,259,736,679
All Others                 $ 29,452                    $   63,379,993

                                                                  EXHIBIT B, p.3

NOTES TO THE ABOVE FEE SCHEDULE

A. The above schedule does not include reimbursable expenses that are incurred on the Fund's behalf. Example of reimbursable expenses include but are not limited to those set forth on Exhibit C to this Agreement. Reimbursable expenses are billed separately from service fees on a monthly basis.

B. Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1.5% per month until payment is received.

C. The above fees, except for those indicated by an "*", are guaranteed through May 31, 2002. All items marked by an "*" are subject to change with 60 day notice.